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                                                                   Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter          Investor Relations         941-362-1200
Clyde G. Nixon            President                  941-362-1200

        SUN HYDRAULICS TO SUPPLY CARTRIDGE VALVES TO MANNESMANN REXROTH
          MANNESMANN REXROTH TO MANUFACTURE PRODUCTS TO FIT SUN CAVITY

SARASOTA, FLA, April 8, 1999 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that it will sell selected screw-in cartridge valve products to Mannesmann Rexroth, with headquarters in Lohr, Germany, for incorporation into its fluid power systems. Concurrently, Rexroth announced that it will use the family of Sun cavities for its newly developed solenoid switching and proportional screw-in cartridge valves.

Rexroth, widely regarded as a world leader in the manufacture of high performance hydraulic components and systems, will introduce its new cartridge valve program, which will be interchangeable and directly competitive with Sun, at the Hannover Fair, April 19 - 25, 1999, in Hannover, Germany.

Rexroth's acceptance of the Sun Hydraulics family of screw-in cartridge cavities and the provision of an alternate source for these cartridges is seen as a positive influence in the marketplace. In this regard, Rexroth recognizes that the independence of Sun Hydraulics and Rexroth will positively affect market acceptance of cartridges that fit in Sun cavities by providing OEMs with alternate suppliers.

"The decision by Rexroth to use the Sun Hydraulics family of cavities for its new products is due to technical advantages of the Sun cavity compared to current ISO standard and de facto industry standard cavities," said Bob Koski, Chairman of Sun Hydraulics. "This decision and the possibility that Rexroth may manufacture additional cartridge valves to fit Sun's cavities are seen as having long-term strategic advantages. Rexroth's new solenoid cartridges will be directly competitive with our solenoid cartridge valves, which we will also introduce at the Hannover Fair. We believe the direct competition between Rexroth and Sun will help accelerate the acceptance of these products in the world market."

"We have encouraged Rexroth to incorporate our screw-in cartridge valves into its systems solutions," said Sun Hydraulics President Clyde Nixon. "Rexroth has a comprehensive international systems and component distribution network and participates in many markets where Sun currently has limited penetration. Rexroth and Sun will continue to expand the market for screw-in cartridge valves, and, over the course of the next few months, will further explore cooperative efforts on selected programs including non-exclusive manufacturing license agreements.

"While Sun is pleased with the long-term implications of this association, we do not anticipate it will have a material impact on short-term revenues or profits," Nixon continued. "At the present time, our orders continue at fourth quarter levels. First quarter financial results




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should be in line with, or slightly above, analysts' forecasts, reflecting strong shipments resulting from a further reduction in our backlog."

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Incheon, Korea, is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves and manifolds for worldwide mobile and industrial machinery.

FORWARD-LOOKING INFORMATION

         Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; (vi) the Company's Year 2000 readiness plans and costs; and (vii) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (vi) the Company's ability timely to become Year 2000 ready, including the Company's ability to identify all critical systems that will be impacted by the Year 2000, the Company's ability, in a cost-efficient manner, to correct, upgrade or replace such systems, and the Year 2000 readiness of third parties with which the Company has material relationships; and (vii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, and "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 1998. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.




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